Exhibit 10.7
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 1st day of August  , 2007 between Icuiti Corporation, a Delaware corporation with its principal office at 75 Town Centre Drive, Rochester, New York, 14623 (the “Company”) and Paul Travers, having an address at 91 Boughton Hill Road, Honeoye Falls, New York (the “Executive”).
     WHEREAS, the parties hereto wish to enter into an employment agreement to employ the Executive as the Company’s President and Chief Executive Officer and to set forth certain additional agreements between the Executive and the Company.
     NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:
     1. Employment Period.
     The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, on the terms and conditions contained in this Agreement. .
     2. Duties and Status.
     (a) Engagement. The Company hereby engages the Executive as the Company’s President and Chief Executive Officer, on the terms and conditions set forth in this Agreement; it being understood that Executive’s service as an officer of the Corporation is subject to his election and reelection as such by the Company’s Board of Directors (the “Board”); provided, however, that if Executive is not so reelected, he may terminate his employment with the Company for “good reason” in accordance with the provisions of Section 4(c) of this Agreement.
     (b) Duties. During the Employment Period, the Executive shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are consistent with the position held by him, including those commensurate duties assigned to him by Board. During the Employment Period, the Executive shall devote his full business time, skill and efforts to the business of the Company. Notwithstanding the foregoing, the Executive may make and manage passive personal business investments and engage in personal business activities, provided that such activities do not either interfere with the business of the Company or affect his ability to render the services to the Company required of him under this Agreement. Executive may serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the Board, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder. Executive may serve on the Board of Directors of any entity, whether or not for profit, provided that such service is permitted by policies and procedures approved by the Board or is specifically approved by the Board; it being understood that any fees or other compensation received for such service shall be retained by the Executive, without any oblation to account therefor to the Company.
     3. Compensation and Benefits.
     (a) Salary. During the Employment Period, the Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary (which shall be paid in accordance with the normal payroll practices of the Company) (the “Base Salary”), as follows:
     (i) Executive’s Base Salary shall initially be at the rate of $200,000.00 per annum,
     (ii) On or before the date upon which the initial offering of shares of the common stock of the Company to the public, (the “IPO”), the Executive’s then existing Base Salary shall be increased by to $300,000 or such greater amount as shall be determined by the Board, from the Base Salary in effect immediately preceding the effectiveness of the IPO.
     (iii) Executive’s Base Salary may be increased by the Board at any time. Executives’ Base Salary may not be decreased from the amount in effect at any time without the consent of the Executive.
     (iv) Executive’s base salary shall be subject to review each year for possible increase by the Board of Directors in its sole discretion.
     (b) Bonuses.
     (i) During the Employment Period, the Board may, at its sole discretion, but shall not be obligated to, award Executive such periodic, annual or other bonuses as it shall determine. The foregoing does not constitute an agreement or representation by the Company that the Executive will be considered for or awarded any bonus.
     (ii) During the Employment Period, the Executive shall participate in all bonus plans established by the Board for senior executives, on a basis that is consistent with the level of participation by other senior executives of the Company. Such bonus plans shall in all cases have reasonably achievable objectives that are agreed to in advance by the Executive and the Board, acting in each case in good faith.
     (c) Equity Participation.
          (i) During the Employment Period, the Executive shall retain all rights, in accordance with the terms of each respective award, under stock options outstanding and held by the Executive on the date of this Agreement.

          (ii) In addition to the options described in the foregoing clause (i), the Board in its sole discretion may determine to grant the Executive additional awards under any other stock option or equity based incentive compensation plan or arrangement adopted by the Company during the Employment Period for which the Company’s senior executives are eligible. The level of the Executive’s participation in any such plan or arrangement, if any, shall be determined by the Board in its sole discretion.
          (iii) To the greatest extent permissible in accordance with applicable IRS regulations, options to acquire Company stock which may be granted to the Executive shall be in the form of qualified options. Any options which cannot be granted in the form of qualified options will be granted to the Executive as non-qualified options.
     (d) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company. Such participation shall be subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, the Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company. Such fringe benefits shall include, but not be limited to, 4 weeks of vacation pay per year, to be used in accordance with the Company’s vacation pay policy for senior executives.
     (e) Automobile Allowance. During the Employment Period, the Company will reimburse the Executive for the costs of an automobile at the rate of $750.00 per month.
     (f) Business Expenses. During the Employment Period, the Company shall promptly pay or reimburse the Executive for all actual, reasonable and customary expenses incurred by the Executive in the course of his employment including but not limited to travel, entertainment, subscriptions and dues associated with the Executive’s membership in professional, business and civic organizations; provided that such expenses are incurred and accounted for in accordance with the Company’s policies as then in effect.
     4. Term and Termination of Employment.
     (a) Executive’s employment with the Corporation shall continue until terminated by either Executive or the Company, with the consequences of any such termination being as set forth in the following provisions of this Agreement. The period commencing on the date of this Agreement and ending on the effective date of such termination is referred to in this Agreement as the “Employment Period”.
     (b) Termination for Cause. The Company may terminate the Executive’s employment hereunder for cause. For purposes of this Agreement and subject to the

Executive’s opportunity to cure as provided in Section 4(d) hereof, the Company shall have “cause” to terminate the Executive’s employment hereunder if such termination shall be the result of the Executive’s:
          (i) willfully engaging in conduct which is materially injurious to the Company;
          (ii) willful fraud or material dishonesty in connection with his performance hereunder;
          (iii) deliberate or intentional failure to substantially perform his duties hereunder that results in material harm to the Company; or
          (iv) the conviction for, or plea of nolo contendere to a charge of, commission of a felony.
     (c) Termination for Good Reason. The Executive shall have the right at any time to terminate his employment with the Company for “good reason”. For purposes of this Agreement and subject to the Company’s opportunity to cure as provided in Section 4(d) hereof, the Executive shall have “good reason” to terminate his employment hereunder in the following cases:
          (i) a material diminution during the Employment Period in the Executive’s duties, responsibilities, position, office or title as set forth in Section 2 hereof;
          (ii) a breach by the Company of the compensation and benefits provisions set forth in Section 3 hereof;
          (iii) a material breach by the Company of any of the terms of this Agreement, other than as specifically provided herein; or
          (iv) the relocation of Executive’s principal place of business at the request of the Company beyond 30 miles from its current location
     (d) Notice and Opportunity to Cure. Notwithstanding the foregoing, the Company may not terminate the Executive’s employment for “cause” pursuant to Section 4(b)(i), Section 4(b)(ii) or Section 4(b)(iii),,and the Executive may not terminate his employment for “good reason” unless (1) the party seeking to terminate the Executive’s employment shall have first provided the other party with written notice of the intended termination and the reason for such termination (“breach”) and (2) if such breach is susceptible of cure or remedy, a period of thirty (30) days shall have elapsed between the delivery of such notice and the termination of this Agreement without the breaching party having, in the reasonable opinion of the party alleging a breach, effectively cured or remedied such breach.

     (e) Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of the Executive. The Employment Period may be terminated by the Board of Directors if the Executive shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be expected to result in death or that can reasonably be expected to last for a period of either (i) six or more consecutive months from the first date of the Executive’s absence due to the disability or (ii) nine months during any twelve-month period (a “Permanent and Total Disability”). If the Employment Period is terminated by reason of Permanent and Total Disability of the Executive, the Company shall give 30 days’ advance written notice to that effect to the Executive.
     5. Consequences of Termination.
     (a) Without Cause or for Good Reason. In the event of a termination of the Executive’s employment during the Employment Period (i) by the Company other than for “cause” (as provided for in Section 4(b) hereof), (ii) by the Executive for “good reason” (as provided for in Section 4(c) hereof) or (iii) due to death or disability (as provided for in Section 4(e) hereof) the Company shall pay the Executive and provide him with the following:
          (i) Payments.
               (A) Salary. The Executive’s then current base salary payable for the Non-Compete Period (as defined in Section 8 hereof); plus
               (B) Bonuses The entire bonus that would have been payable pursuant to any agreement, understanding, arrangement or plan (“Bonus Arrangement”) in which Executive is entitled to participate in accordance with the provisions of Section 3(b) for the year in which the termination of his employment occurred as if he had been employed for the entire year, provided that, in the opinion of the Board the Executive is likely to have met any bonus plan goals for the relevant period had he not been terminated; plus
               (C) Earned but Unpaid Amounts. Any previously earned but unpaid salary through the Executive’s final date of employment with the Company, and any previously earned but unpaid bonus amounts pursuant to any Bonus Arrangement for any completed fiscal year prior to the date of the Executive’s termination of employment.
     Payments of the amounts described above will be made in accordance with the timetable and schedule contemplated for such payments, as though such termination had not occurred.
     As a condition to its obligation to make any of the payments required of it under this Section 5(a), the Company, in its sole discretion, may require Executive to execute a release, in such form as it may reasonably require, releasing the Company and its officers, directors, employees, and agents, from any and all claims and causes of action, including, but not limited to those arising form Executive’s employment and the termination of his employment with the Company.
          (ii) Equity. Any existing stock options, restricted stock grants, stock appreciation rights and other similar awards outstanding at the date of termination shall immediately vest and will, in all other respects, continue to be governed by, and continued in accordance with, their applicable plan and grant documents; provided, however, that the period during which any options or right relating to such grants may be exercised by Executive shall be the longer of the date specified in such grants or the date that is thirty (30) days after the end of the Non-Compete Period (as defined in Section 8 of this Agreement). If the extension of any such exercise period shall cause any Incentive Stock Option (as defined in Section 422 of the Internal Revenue Code of 1954, as amended) (an “ISO”) to cease be treated as an ISO, then the Executive shall have the right to elect whether to treat such stock option as a non-qualified stock option having the extended exercise period provided for in this Section or to continue to treat such stock option as an ISO having the original expiration date.
          (iii) Other Benefits. Continued coverage under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as the Executive was entitled to participate immediately prior to such termination for the Non-Compete Period; provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive’s participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. If Executive is covered under substitute benefit plans of another employer prior to the expiration of the Non-Compete Period, the Company will no longer be required to continue the respective coverage described in this Section 5(a)(iii).
     ` (b) Other Termination of Employment. In the event that the Executive’s employment with the Company is terminated during the Employment Period (i) by the Company for “cause” (as provided for in Section 4(b) hereof),or (ii) by the Executive other than for “good reason” (as provided for in Section 4(c) hereof) (except as otherwise provided in Section 6(c)(i)), the Company shall pay the Executive (or his legal representative) any earned but unpaid salary and annual bonus amounts for any completed fiscal year prior to the date of the Executive’s termination of employment, but only to the extent such amounts are payable in accordance with the terms of any such plan, through the Executive’s final date of employment with the Company, and the Company shall have no further obligations to the Executive.
     (c) Withholding of Taxes. All payments required to be made by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, social security, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
     (d) No Other Obligations. The benefits payable to the Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as provided specifically herein, and upon termination the Executive will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to the Executive upon his termination of employment.
     (e) No Mitigation or Offset. If the Executive’s employment is terminated pursuant to the provisions of Sections 4(b), 4(c) or 4(e), the Executive shall not be required to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise.
     6. Change of Control.
     (a) Definition. For purposes of this agreement, a “Change of Control” shall mean:
               (i) the approval by the stockholders of the Company, and the completion of the transaction resulting from such approval, of (A) the sale or other disposition of all or substantially all the assets of the Company or (B) a complete liquidation or dissolution of the Company;
               (ii) The sale, in a single transaction or in a series of related transactions, of all or substantially all of the outstanding shares of the capital stock of the Company; (iii) the approval by the stockholders of the Company, and the completion of the transaction resulting from such approval, of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which the outstanding shares of common stock of the Company are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing fifty percent (50%) or more of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either the Company of another company) or cash or other property;
               (iv) pursuant to an affirmative vote of a holder or holders of seventy five percent (75%) of the capital stock of the Company entitled to vote on such a matter, the removal of a majority of the individuals who are at that time members of the Board of Directors; or
               (v) the acquisition by any entity or individual of one hundred percent of the capital stock of the Company.

     Notwithstanding the foregoing, it is understood by the parties to this Agreement that a “Change of Control” shall not include any transaction the purpose of which is to reorganize the Company’s corporate structure, reincorporate the Company in another jurisdiction or undertake any other action which does not materially affect the ownership and control of the Company at the time of such transaction.
     (b) Vesting of options upon a Change of Control. Notwithstanding anything to the contrary in any stock option contract between the Company and the Executive or in any stock option plan or similar plan of the Company, upon the occurrence of a Change of Control, all options held by the Executive which shall not yet have vested will vest and become immediately exercisable. After such a Change of Control, the Executive’s options shall remain exercisable for the period remaining under the relevant stock option contract and shall not have a shortened period of exercisability as a result of the Change of Control, except for statutory stock options which shall, at the election of the Executive made at the time of the Change of Control, (i) expire 90 days after his termination (or 1 year if the Executive’s termination results from his death or permanent and total disability) or (ii) be converted into non-qualified stock options expiring at the end of the entire term of such option under the relevant stock option contract.
     (c) Severance upon a Change of Control.
          (i) If the Executive’s employment is terminated within one year of a Change of Control for any reason other than by the Company for “cause”, or if tbe Executive elects to terminate his employment by Company (whether or not for “good reason”) after the expiration of 120 days after and on or before the two-year anniversary date of the Change of Control, the Executive shall be entitled to the payments described in the preceding Section 5(a), except that the Non-Compete Period (as defined in Section 8 hereof) applicable for the purposes of Sections 5(a) and 8 hereof shall be doubled and all payments and benefits that are stated as a function of the Non-Compete Period shall be adjusted accordingly.
          (ii) If the Executive’s employment is terminated within one year of a Change of Control for any reason other than by the Company for “cause”, the Executive shall be not be required to mitigate the damages provided by this Section 6 of this Agreement by seeking substitute employment or otherwise and there shall be no offset by the Executive with respect to the payments and benefits set forth in this Section 6 of this Agreement, except as otherwise qualified in Section 5(a)(iii).
     7. Indemnification and Insurance.
     (a) Indemnification. The Company shall, to the fullest extent permitted by law and by its Certificate of Incorporation and Bylaws, indemnify Executive and hold him harmless for any acts or decisions made by him in good faith while performing his duties pursuant to this Agreement. The Company shall advance to Executive all costs and expenses incurred by him in connection with any such proceeding or claim within 20 days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by Executive to repay the amount advanced if he ultimately is determined not to be entitled to indemnification against such costs and expenses. The indemnification provided for in this Section 7(a) shall be in addition to, and not in diminution of, any indemnification to which the Executive may be entitled pursuant any other Agreement between him and the Company and, if this Agreement shall conflict with any others such agreement, then the provisions that provide the Executive with the greater rights to indemnification shall control.
     (b) Directors and Officers Liability Insurance. On or before the effective date of the IPO, the Company (which, for these purposes, shall include any successor company), shall obtain and maintain in effect during the Employment Period and thereafter for the statute of limitations applicable to any claim that could be made against the Executive for actions or failure to act during the Employment Period a policy of directors’ and officers’ liability insurance providing coverage to Executive to the extent that it provides such coverage for any other senior executive officer or director.
     8. Restrictive Covenants.
     (a) Obligations of the Parties. In the event that the Executive’s employment with the Company is terminated for any reason (would this still applied if fired for cause?) (the effective date of such termination being referred to as the “Termination Date ”), the Executive and the Company shall negotiate in good faith the terms and conditions under which the Executive may seek future employment. If a good faith agreement thereon cannot be reached, the terms of this Section 8 shall govern. In any event,
          i. For up to a 4 month period after the Termination Date, Executive will cooperate with and assist the Company to make a smooth transition in management and, if requested by the Company, will be available to consult during regular business hours at mutually agreed upon times.
          ii. After the Termination Date, Executive will provide such information as the Company may reasonably request with respect to any matter that relates to the Company or its business in which the Executive was involved while employed by Company.
          iii. After the Termination Date, Executive will assist and cooperate with Company in connection with the defense or prosecution of any claim that may be made by or against the Company or any affiliate that relates to any matter in which Executive was involved or as to which Executive has knowledge, including providing testimony in any proceeding before any arbitral, administrative, judicial, legislative or other body or agency.
          iv. Executive shall be entitled to reimbursement for all properly documented expenses incurred in connection with rendering services under this Section,

including, but not limited to, reimbursement for all reasonable travel, lodging, meal expenses, and legal fees, and Executive shall be entitled to a per diem amount for his services equal to 1.5 times his then most recent annualized Base Salary under this Agreement, divided by 240 (business days).
     (b) Non-Compete Covenant. Subject to 8(a) herein, the Executive covenants and agrees that for the period of twenty-four (24) months from the date the Executive is no longer an employee of the Company (the “Non-Compete Period”) for any reason other than because of a termination by the Executive for “good reason” or a termination by the Company without cause, the Executive will not, directly or indirectly, compete with the Company by carrying on anywhere in the United States of America (the “Territory”) a line of business substantially similar to the business and activities of the Company as conducted at the time of termination (the “Business”). All of the foregoing of this Section 8(b) shall be qualified by Section 6(c) of this Agreement. For the avoidance of doubt, if there has been a Change of Control, the term “Business” shall not include the business of the acquiring entity involved in such Change of Control, except to the extent that the business of such entity is the same or substantially the same business as that conducted by the Company immediately prior to such Change of Control. Executive shall continue to be bound by the restrictions and obligations arising under this Section 8 for the duration of the Non-Compete Period, notwithstanding the fact that such Non-Compete Period shall extend beyond the Term of this Agreement.
     (c) Definition of Compete. For purposes of this Agreement, the term “compete” shall mean (a) calling on, soliciting or taking away, as a client or customer any individual, partnership, corporation or association that was a client or customer of the Company during the 12-calendar month period immediately preceding any such act for the purpose of competing with the Company; (b) hiring, soliciting, taking away or attempting to hire, solicit or take away any employee of the Company either on behalf of himself or any other person or entity for the purpose of competing with the Company; or (c) for the period of this Agreement, entering into or attempting to enter into any business offering goods and services which are substantially similar to or competing in any way with the goods and services which are then being offered by the Company.
     (d) Direct or Indirect Competition. For purposes of this Agreement, the words “directly or indirectly” as they modify the word “compete” shall mean: (a) acting as an agent, representative, consultant, officer, director, independent contractor or employee of any entity or enterprise, which is competing (as defined in Section 2, above) with the Business; (b) participating in any such competing entity or enterprise, or the Affiliate of such entity or enterprise, as an owner, partner, limited partner, joint venturer, creditor or stockholder (except as a stockholder holding less than a five percent interest in a corporation whose shares are actively traded on a regional or a national securities exchanged or in the over-the-counter market); or (c) communicating to any such competing entity or enterprise the names or addresses or any other information concerning any past, present or identified prospective client or customer of the Company or any entity having title to the goodwill of the Company with respect to the Business.

     (e) Confidential Data. For purposes of this Agreement, “Trade Secrets” shall mean any scientific or technical information, design, process, procedure, formula or improvement, or any portion or phase thereof, whether or not patentable, that is owned by, or that has, at the time of determination of its status, been used by the Company and that is not generally known to competitors of the Company, and information concerning proposed new products, software and marketing processes, market feasibility studies, and proposed or existing marketing techniques or plans relating to the Business that are not generally known to competitors of the Company. The term “Confidential Information” shall mean any data or information, other than Trade Secrets, that is owned by, or that has, at the time of termination of its status, been used by the Company relating to the Business and is not generally known to competitors of the Company, including, but not limited to, Proprietary Customer Information (as defined below), information relating to the Business, the identity of suppliers, customers, subscribers, advertisers, sales methodology, software and information about the personnel of the Company. The term “Proprietary Customer Information” shall mean all information concerning the identity and purchasing habits of customers of the Company with respect to the Business to the extent that such information is a valuable component of the Business and is not generally ascertainable by parties unaffiliated with the Company. The terms Trade Secrets, Confidential Information and Proprietary Customer Information are hereinafter sometimes collectively referred to as “Confidential Data.”
     The Executive agrees that, during the period set forth in 8(b), above, and thereafter for so long as such information remains Confidential Data, he will keep confidential and not directly or indirectly divulge, furnish, make accessible to anyone or appropriate for his own use any Confidential Information, and that at no time will he or it divulge, furnish and make accessible to anyone or appropriate for his own use any Trade Secrets. Executive further acknowledges and agrees that the Company has a legitimate interest in protecting Proprietary Customer Information from misappropriation or diversion by Executive or any competitor. Executive hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Data recited herein are in addition to, and not in lieu of, any rights or remedies which the Company may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets and other confidential proprietary data, and the enforcement by the Company of their rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies which it may possess in law or equity absent this Agreement.
     (f) Reasonableness of Restrictions. Executive recognizes that the territorial and time limitations set forth in Section 8(b), above, are reasonable, not burdensome and are properly required by law for the adequate protection of the Company, and in the event that such territorial or time limitations are deemed to be unreasonable by a court of competent jurisdiction, then Executive agrees and submits to the reduction of either said territorial or time limitation, or both, to such an area or period as said court shall deem reasonable.

     (g) Injunctive Relief. Executive acknowledges that Executive’s expertise in the Business is of a special, unique, unusual, extraordinary and intellectual character, which gives said expertise a peculiar value, and that a breach of the provisions of this Agreement cannot be reasonably or adequately compensated in damages in an action at law and that such breach will cause the Company irreparable injury and damage. Executive further acknowledges that Executive possesses unique skills, knowledge and ability and that competition in violation of this Agreement would be extremely detrimental to the Company. By reason thereof, Executive agrees that the Company shall be entitled, in addition to any other remedies they may have under this Agreement or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement, without proof of actual damages that have been or may be caused to the Company by such breach or threatened breach; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of a breach.
     (h) Meaning of “Company”. For purposes of this Section 8, the term “Company” shall mean the Company and/or any present or future subsidiary, parent or affiliate.
     9. Notices.
          All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, addressed as follows:
If to the Executive:
Paul Travers
91 Boughton Hill Road
Honeoye Falls, New York 14472
If to the Company:
Icuiti Corporation
75 Town Centre Drive
Rochester, New York, 14623
Attn: Chief Financial Officer
     Either party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.
     10. Arbitration.

     Except as specifically provided herein, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in the State of New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall bear the expense of any such arbitration proceeding and shall reimburse the Executive for all of his reasonable costs and expenses relating to such arbitration proceeding, including, without limitation, reasonable attorneys’ fees and expenses; provided, however, that if the Company shall prevail in any such proceeding then the Executive shall reimbursement for all expenses paid by the Company on his behalf in connection with such proceeding..
     11. Waiver of Breach.
     Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.
     12. Non-Assignment; Successors.
     Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that the parties hereto hereby agree in advance that (i) this Agreement may be assigned to, and shall inure to the benefit of and be binding upon, the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Executive to the extent of any payments which may become due to them hereunder. For avoidance of doubt, all payments due or to become due from the Company to Executive pursuant to the terms of this Agreement shall continue to be made after the death of the Executive. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.
     13. Severability.
     To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.
     14. Captions. Captions and headings in this Agreement are for convenience of reference only and do not constitute a part of the Agreement.
     15. Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     16. Governing Law.
     This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.
     17. Survivability.
     Any covenant or agreement of the parties which by its term contemplates performance after the Expiration of this Agreement shall survive and remain in full force and effect notwithstanding the fact that the Employment Period has lapsed or that this Agreement or Executive’s employment hereunder, has been terminated.
     18. Entire Agreement.
     This Agreement constitutes the entire agreement by the Company and the Executive with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE:

/s/ Paul Travers

Paul Travers

ICUITI CORPORATION

By:	/s/ Grant Russell
Name:	Grant Russell
Title:	Executive Vice President and
Chief Financial Officer